Exhibit 3.2

CERTIFICATE OF INCORPORATION

OF

THE BLACKSTONE GROUP INC.

ARTICLE I

NAME

The name of the Corporation is The Blackstone Group Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. The Corporation is being incorporated in connection with the conversion of The Blackstone Group L.P., a Delaware limited partnership (the “Partnership”), to the Corporation (the “Conversion”), and this Certificate of Incorporation is being filed simultaneously with the Certificate of Conversion of the Partnership to the Corporation.

ARTICLE IV

AUTHORIZED STOCK

Section 4.01 Capitalization. (a) The total number of shares of all classes of stock that the Corporation shall have authority to issue is 100,000,000,000 which shall be divided into four classes as follows:

(i)	90,000,000,000 shares of Class A common stock, $0.00001 par value per share (“Class A Common Stock”);

(ii)	999,999,000 shares of Class B common stock, $0.00001 par value per share (“Class B Common Stock”);

(iii)	1,000 shares of Class C common stock, $0.00001 par value per share (“Class C Common Stock” and, together with the Class A Common Stock and the Class B Common Stock, “Common Stock”); and

(iv)	9,000,000,000 shares of preferred stock, $0.00001 par value per share (“Preferred Stock”).

(b) At the Effective Time, (i) each Common Unit outstanding immediately prior to the Effective Time will be converted into one issued and outstanding, fully paid and nonassessable share of Class A Common Stock, (ii) the Special Voting Unit outstanding immediately prior to the Effective Time will be converted into one issued and outstanding, fully paid and nonassessable share of Class B Common Stock, and (iii) the General Partner Units outstanding immediately prior to the Effective Time will be converted into one issued and outstanding, fully paid and nonassessable share of Class C Common Stock, in each case without any action required on the part of the Corporation or the former holder of such Limited Partner Interest or General Partner Interest, as applicable.

(c) The number of authorized shares of Class A Common Stock, Class B Common Stock, Class C Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) solely with the approval of the Class C Stockholder, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no other vote of the holders of the Class A Common Stock, the Class B Common Stock or Preferred Stock, voting together or separately as a class, shall be required therefor, unless a vote of the holders of any such class or classes or series thereof is expressly required pursuant to this Certificate of Incorporation.

Section 4.02 Preferred Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval (except as may be required by any certificate of designation relating to any series of Preferred Stock), the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series, which number the Board of Directors may, except where otherwise provided in the certificate of designation of such series, increase (but not above the total number of shares of Preferred Stock then authorized and available for issuance and not committed for other issuance) or decrease (but not below the number of shares of such series then outstanding). The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time Outstanding.

Section 4.03 Splits and Combinations of Stock.

(a) Subject to Section 4.03(c) and any certificate of designation relating to any series of Preferred Stock, the Corporation may make a pro rata distribution of shares of stock of the Corporation to all Record Holders or may effect a subdivision or combination of stock of the Corporation so long as, after any such event, each stockholder shall have the same percentage of each class or series of shares of stock of the Corporation as before such event, and any amounts calculated on a per share basis or stated as a number of shares of stock are proportionately adjusted.

(b) Whenever such a distribution, subdivision or combination of shares of stock of the Corporation or options, rights, warrants or appreciation rights relating to stock of the Corporation is declared, the Board of Directors shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice.

(c) The Corporation shall not be required to issue fractional shares upon any distribution, subdivision or combination of shares of stock of the Corporation. If the Board of Directors determines that no fractional shares shall be issued in connection with any such distribution, subdivision or combination, the fractional shares resulting therefrom shall be treated in accordance with Section 155 of the DGCL.

ARTICLE V

TERMS OF COMMON STOCK

Section 5.01 Voting.

(a) Except as required by the DGCL or as expressly provided in this Certificate of Incorporation, the exclusive voting power for all purposes relating to holders of Common Stock shall be vested in the Class C Stockholder. The Class C Stockholder shall have one vote for each share of Class C Common Stock that is Outstanding in its name on the books of the Corporation on all matters on which the Class C Stockholder is entitled to vote.

(b) Each holder of Class A Common Stock, as such, shall not have any voting rights or powers, either general or special (including for purposes of the rules of any securities exchange on which the Class A Common Stock is listed for trading), except as required by the DGCL or as expressly provided in this Section 5.01, Section 16.01(c) or in Articles VII, VIII, X and XI. Each Record Holder of Class A Common Stock shall have one vote for each share of Class A Common Stock that is Outstanding in his, her or its name on the books of the Corporation on all matters on which holders of Class A Common Stock are entitled to vote.

(c) Each holder of Class B Common Stock, as such, shall not have any voting rights or powers, either general or special (including for purposes of the rules of any securities exchange on which the Class B Common Stock is listed for trading), except as required by the DGCL or as expressly provided in this Section 5.01, Section 16.01(c) or in Articles VII, VIII, X and XI. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws, or any applicable law, rule or regulation, but subject to this Section 5.01(c) with respect to the voting matters addressed below and except as otherwise required by the DGCL, the holders of Class B Common Stock shall be entitled to receive notice of, be included in any requisite quorum for and participate in any and all approvals, votes or other actions of the stockholders of the Corporation on an equivalent basis as, and treating such Persons for all purposes as if they are, holders of Class A Common Stock, including any and all notices, quorums, approvals, votes and other actions that may be taken pursuant to the requirements of the Certificate of Incorporation or the Bylaws, or any other applicable law, rule or regulation.

Except as otherwise required by the DGCL, the holders of Class B Common Stock shall vote together with the holders of Class A Common Stock as a single class and, to the extent that the holders of Class A Common Stock shall vote together with the holders of any other class, classes or series of stock of the Corporation, the holders of Class B Common Stock shall also vote together with the holders of such other class, classes or series of stock on an equivalent basis as the holders of the Class A Common Stock. Notwithstanding the foregoing provisions of this Section 5.01(c), but subject to the following sentence, on each matter submitted to a vote of the holders of Class B Common Stock, the holders of Class B Common Stock, as such, collectively shall be entitled to a number of votes that is equal to the aggregate number of Blackstone Holdings Partnership Units outstanding (excluding Blackstone Holdings Partnership Units held by the Corporation or its Subsidiaries) as of the relevant Record Date. Prior to the Blackstone Partners Cessation Date, Blackstone Partners, as the sole holder of shares of Class B Common Stock immediately following the effectiveness of the Conversion, shall be entitled to all of the votes to which the holders of Class B Common Stock, as such, collectively are then entitled. From and after the Blackstone Partners Cessation Date, each holder of Class B Common Stock (other than the Corporation and its Subsidiaries), as such, shall be entitled, without regard to the number of shares of Class B Common Stock (or fraction thereof) held by such holder, to a number of votes that is equal to the aggregate number of Blackstone Holdings Partnership Units held of record by such holder as of the relevant Record Date. The number of votes to which the holders of Class B Common Stock shall be entitled shall be adjusted accordingly if (i) a stockholder of the Corporation holding Class A Common Stock, as such, shall become entitled to a number of votes other than one for each share of Class A Common Stock held and/or (ii) under the terms of the Exchange Agreement the holders of Blackstone Holdings Partnership Units party thereto shall become entitled to exchange each such unit for a number of shares of Class A Common Stock other than one. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, and in addition to any other vote required by the DGCL or this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of the Class B Common Stock (excluding shares of Class B Common Stock held by the Corporation and its Subsidiaries), voting separately as a class, shall be required to alter, amend or repeal this Section 5.01(c) or to adopt any provision inconsistent therewith.

Section 5.02 Dividends. Subject to applicable law and the rights, if any, of the holders of any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on the Class A Common Stock out of the assets of the Corporation that are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine. Dividends shall not be declared or paid on the Class B Common Stock or the Class C Common Stock.

Section 5.03 Liquidation. Upon a Dissolution Event, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the distribution of assets of the Corporation upon such Dissolution Event, the holders of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them. The holders of Class B Common Stock and the Class C Stockholder shall not be entitled to receive any assets of the Corporation in the event of any dissolution, liquidation or winding up of the Corporation.

Section 5.04 Shares Reserved for Issuance. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock such number of shares of Class A Common Stock that shall from time to time be sufficient to effect the exchange of Blackstone Holdings Partnership Units pursuant to the Exchange Agreement; provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the exchange of the Blackstone Holdings Partnership Units by delivery of purchased shares of Class A Common Stock that are held in the treasury of the Corporation.

Section 5.05 Issuance and Cancellations of Class B Common Stock. On the date that Blackstone Partners in its sole discretion may elect (the “Blackstone Partners Cessation Date”) the Corporation shall, in consideration of, among other things, the corporate benefits received by the Corporation, which consideration shall be at least equal to the aggregate par value of the shares of Class B Common Stock to be issued pursuant to this Section 5.05, issue one (1) share of Class B Common Stock to each holder of record on such date of a Blackstone Holdings Partnership Unit (other than the Corporation and its Subsidiaries), whether or not such Blackstone Holdings Partnership Unit is vested. In addition, on each date following the Blackstone Partners Cessation Date that any Person that is not already a holder of a share of Class B Common Stock shall become a holder of record of a Blackstone Holdings Partnership Unit (other than the Corporation and its Subsidiaries), whether or not such Blackstone Holdings Partnership Unit is vested, the Corporation shall, in consideration of, among other things, the corporate benefits received by the Corporation, which consideration shall be at least equal to the aggregate par value of the shares of Class B Common Stock to be issued pursuant to this Section 5.05, issue one (1) share of Class B Common Stock to such Person on such date. In the event that a holder of a share of Class B Common Stock shall subsequent to the Blackstone Partners Cessation Date cease to be the record holder of a Blackstone Holdings Partnership Unit, the Class B Common Stock held by such holder shall be automatically cancelled without any further action of any Person and such holder shall cease to be a stockholder with respect to the Class B Common Stock so cancelled.

ARTICLE VI

CERTIFICATES; RECORD HOLDERS; TRANSFER OF STOCK OF THE CORPORATION

Section 6.01 Certificates. Notwithstanding anything otherwise to the contrary herein, unless the Board of Directors shall provide by resolution or resolutions otherwise in respect of some or all of any or all classes or series of stock of the Corporation, the stock of the Corporation shall not be evidenced by certificates. Certificates that may be issued shall be executed on behalf of the Corporation by any two duly authorized officers of the Corporation.

No Certificate evidencing shares of Common Stock shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the Board of Directors resolves to issue Certificates evidencing shares of Class A Common Stock in global form, the Certificates evidencing such shares of Class A Common Stock shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Certificates evidencing such shares of Class A Common Stock have been duly registered in accordance with the directions of the Corporation. The use of facsimile signatures affixed in the name and on behalf of the Transfer Agent and registrar of the Corporation on certificates representing shares of Class A Common Stock of the Corporation is expressly permitted by this Certificate of Incorporation.

Section 6.02 Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate evidencing shares of Class A Common Stock is surrendered to the Transfer Agent or any mutilated Certificate evidencing other shares of stock of the Corporation is surrendered to the Corporation, two authorized officers of the Corporation shall execute, and, if applicable, the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and class of stock as the Certificate so surrendered.

(b) Any two authorized officers of the Corporation shall execute and deliver, and, if applicable, the Transfer Agent shall countersign a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the Corporation, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the Corporation has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the Corporation, delivers to the Corporation a bond, in form and substance satisfactory to the Corporation, with surety or sureties and with fixed or open penalty as the Corporation may direct to indemnify the Corporation, the stockholders and, if applicable, the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the Corporation.

(c) As a condition to the issuance of any new Certificate under this Section 6.02, the Corporation may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent, if applicable) reasonably connected therewith.

Section 6.03 Record Holders. The Corporation shall be entitled to recognize the Record Holder as the owner with respect to any share of stock of the Corporation and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other Person, regardless of whether the Corporation shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such shares are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding shares of stock of the Corporation, as between the Corporation, on the one hand, and such other Persons, on the other, such representative Person shall be the Record Holder of such shares.

Section 6.04 Transfer Generally.

(a) The term “transfer,” when used in this Certificate of Incorporation with respect to shares of stock of the Corporation, shall include (i) with respect to any share of Class C Common Stock held by the Class C Stockholder, a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise, and (ii) with respect to shares of any other stock of the Corporation, a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b) Subject to Article IX and Article X, no shares of stock of the Corporation shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article VI. Any transfer or purported transfer of any shares of stock of the Corporation not made in accordance with this Article VI, Article IX or Article X, as applicable, shall be null and void.

(c) Nothing contained in this Certificate of Incorporation shall be construed to prevent a disposition or any other type of transfer of the kind enumerated in Section 6.04(a) by any member or other interest holder of the Class C Stockholder of any or all of the issued and outstanding equity or other interests in the Class C Stockholder.

Section 6.05 Registration and Transfer of Stock.

(a) The Corporation shall keep or cause to be kept on behalf of the Corporation a stock ledger in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 6.05(b), the Corporation will provide for the registration and transfer of stock of the Corporation. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Class A Common Stock and transfers of such Class A Common Stock as herein provided. The Corporation shall not recognize transfers of Certificates evidencing shares of stock of the Corporation unless such transfers are effected in the manner described in this Section 6.05. Upon surrender of a Certificate for registration of transfer of any shares of stock of the Corporation evidenced by a Certificate, and subject to the provisions of Section 6.05(b), any two authorized officers of the Corporation shall execute and deliver, and in the case of Class A Common Stock, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of stock of the Corporation as was evidenced by the Certificate so surrendered.

(b) The Corporation shall not recognize any transfer of shares of stock of the Corporation evidenced by Certificates until the Certificates evidencing such shares of stock are surrendered for registration of transfer. No charge shall be imposed by the Corporation for such transfer; provided that as a condition to the issuance of any new Certificate under this Section 6.05, the Corporation may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

(c) Subject to (i) the foregoing provisions of this Section 6.05, (ii) Section 6.04, (iii) Section 6.06, (iv) Section 6.07, (v) with respect to any series of stock of the Corporation, the provisions of any certificate of designations or amendment to this Certificate of Incorporation establishing such series, (vi) any contractual provisions binding on any holder of shares of stock of the Corporation, and (vii) provisions of applicable law including the Securities Act, the stock of the Corporation shall be freely transferable. Notwithstanding anything to the contrary set forth herein, stock of the Corporation issued pursuant to any employee-related policies or equity benefit plans, programs or practices adopted by the Corporation may be subject to any transfer restrictions contained therein.

Section 6.06 Transfer of Class C Common Stock.

(a) Subject to Section 6.06(b) below, the Class C Stockholder may transfer all or part of the shares of Class C Common Stock held by it without the approval of any other stockholder of the Corporation.

(b) Notwithstanding anything herein to the contrary but subject to Section 6.04(c) and Article X, no transfer by the Class C Stockholder of all or part of the shares of Class C Common Stock held by it to another Person shall be permitted unless (i) the written approval of the Board of Directors is obtained prior to such transfer, (ii) the transferee agrees to assume the rights and duties of the Class C Stockholder under this Certificate of Incorporation and to be bound by the provisions of this Certificate of Incorporation and (iii) the Corporation receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any stockholder of the Corporation. Any purported transfer of shares of Class C Common Stock not made in accordance with this Article VI and Article X shall be null and void and any shares of Class C Common Stock purportedly transferred in violation of this Section 6.06(b) shall be automatically cancelled for no consideration.

Section 6.07 Additional Restrictions on Transfers.

(a) Except as provided in Section 6.07(b) below, but notwithstanding the other provisions of this Article VI, no transfer of any shares of stock of the Corporation shall be made if such transfer would (i) violate the then applicable U.S. federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer or (ii) terminate the existence or qualification of the Corporation under the laws of the jurisdiction of its incorporation.

(b) Nothing contained in this Article VI, or elsewhere in this Certificate of Incorporation, shall preclude the settlement of any transactions involving shares of stock of the Corporation entered into through the facilities of any National Securities Exchange on which such shares of stock are listed for trading.

ARTICLE VII

SALE, EXCHANGE OR OTHER DISPOSITION OF THE

CORPORATION’S ASSETS

Except as provided in Section 5.03 and Article VIII, the Corporation may not sell, exchange or otherwise dispose of all or substantially all of the Corporate Group’s assets, taken as a whole, in a single transaction or a series of related transactions, without the approval of the Class C Stockholder and the approval of the holders of a majority of the voting power of Outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class; provided, however, that this Article VII shall not preclude or limit the Corporation’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Corporate Group (including for the benefit of Persons other than the members of the Corporate Group, including Affiliates of the Class C Stockholder) and shall not apply to any forced sale of any or all of the assets of the Corporate Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

ARTICLE VIII

MERGER

Section 8.01 Authority. The Corporation may merge or consolidate or otherwise combine with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership or a limited liability limited partnership)), formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger, consolidation or other similar business combination (the “Merger Agreement”) in accordance with this Article VIII and the DGCL.

Section 8.02 Class C Stockholder Approval. The merger, consolidation or other similar business combination of the Corporation pursuant to this Article VIII requires the prior approval of the Class C Stockholder; provided, however, that, to the fullest extent permitted by law, the Class C Stockholder shall have no duty or obligation to approve any merger, consolidation or other business combination of the Corporation and, to the fullest extent permitted by law, may decline to do so in its sole and absolute discretion and, in declining to approve a merger, consolidation or other business combination, shall not be required to act pursuant to any other standard imposed by this Certificate of Incorporation, any other agreement contemplated hereby or under the DGCL or any other law, rule or regulation or at equity.

Section 8.03 Other Stockholder Approval.

(a) Except as provided in Section 8.03(d) and any certificate of designation relating to any series of Preferred Stock, the Board of Directors, upon its approval of the Merger Agreement and the approval of the Class C Stockholder as provided in Section 8.02, shall direct that the Merger Agreement and the merger, consolidation or other business combination contemplated thereby be submitted to a vote of holders of Class A Common Stock and Class B

Common Stock, voting together as a single class, whether at an annual meeting, special meeting or by written consent, in either case in accordance with the requirements of Article XVII and the DGCL. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a meeting or the action by written consent.

(b) Except as provided in Section 8.03(d) and any certificate of designation relating to any series of Preferred Stock, the Merger Agreement and the merger, consolidation or other business combination contemplated thereby shall be adopted and approved upon receiving the affirmative vote or consent of the holders of a majority of the voting power of the Outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class.

(c) Except as provided in Section 8.03(d), after such approval by vote or consent of holders of Class A Common Stock and Class B Common Stock, voting together as a single class, and at any time prior to the filing of the certificate of merger or consolidation or similar certificate with the Secretary of State of the State of Delaware in conformity with the requirements of the DGCL, the merger, consolidation or other business combination may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

(d) Notwithstanding anything else contained in this Article VIII or in this Certificate of Incorporation, the Corporation is permitted, with the prior vote or consent of the Class C Stockholder and without any vote of holders of Class A Common Stock and Class B Common Stock, to merge the Corporation or any Group Member into, or convey all of the Corporation’s assets to, another limited liability entity, which shall be newly formed and shall have no assets, liabilities or operations at the time of such merger or conveyance other than those it receives from the Corporation or other Group Member; provided that (A) the Corporation has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability of any stockholder, (B) the sole purpose of such merger or conveyance is to effect a mere change in the legal form of the Corporation into another limited liability entity and (C) the governing instruments of the new entity provide the stockholders with substantially the same rights and obligations as are herein contained.

ARTICLE IX

RIGHT TO ACQUIRE STOCK OF THE CORPORATION

Section 9.01 Right to Acquire Stock of the Corporation.

(a) Notwithstanding any other provision of this Certificate of Incorporation, if at any time less than 10% of the total shares of any class then Outstanding (other than Class B Common Stock and Class C Common Stock) is held by Persons other than the Class C Stockholder and its Affiliates, the Corporation shall then have the right, which right it may assign and transfer in whole or in part to the Class C Stockholder or any Affiliate of the Class C Stockholder, exercisable in its sole discretion, to purchase all, but not less than all, of such shares of such class then Outstanding held by Persons other than the Class C Stockholder and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 9.01(b) is mailed and (y) the highest price paid by the Corporation or any of its Affiliates for any such share of such class purchased during the 90-day period preceding the date that the notice described in Section 9.01(b) is mailed. As used in this Certificate of Incorporation, (i) “Current Market Price” as of any date of any class of stock of the Corporation means the average of the daily Closing Prices per share of such class for the 20 consecutive Trading Days immediately prior to such date; (ii) “Closing Price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities Exchange on which such class of stock of the Corporation is listed or admitted to trading or, if such class of stock of the Corporation is not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the primary reporting system then in use in relation to such class of stock of the Corporation, or, if on any such day such class of stock of the Corporation is not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such class of stock of the Corporation selected by the Corporation in its sole discretion, or if on any such day no market maker is making a market in such class of stock of the Corporation, the fair value of such class of stock of the Corporation on such day as determined by the Corporation in its sole discretion; and (iii) “Trading Day” means a day on which the principal National Securities Exchange on which such stock of the Corporation of any class is listed or admitted to trading is open for the transaction of business or, if a class of stock of the Corporation is not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

(b) If the Corporation, the Class C Stockholder or any Affiliate of the Class C Stockholder elects to exercise the right to purchase stock of the Corporation granted pursuant to Section 9.01(a), the Corporation shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of such class (as of a Record Date selected by the Corporation) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and circulated in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 9.01(a)) at which stock of the Corporation will be purchased and state that the Corporation, the Class C Stockholder or its Affiliate, as the case may be, elects to purchase such stock of the Corporation (in the case of stock of the Corporation evidenced by Certificates, upon surrender of Certificates representing such stock) in exchange for payment at such office or offices of the Transfer Agent as the Transfer Agent may specify or as may be required by any National Securities Exchange on which such stock of the Corporation is listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder at his or her address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the Corporation, the Class C Stockholder or its Affiliate, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such stock of the Corporation to be purchased in accordance with this Section 9.01. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the

Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the stockholders subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of such stockholders of the Corporation shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 9.01(a)) for stock of the Corporation therefor, without interest (in the case of stock of the Corporation evidenced by Certificates, upon surrender to the Transfer Agent of the Certificates representing such stock) and such stock of the Corporation shall thereupon be deemed to be transferred to the Corporation, the Class C Stockholder or its Affiliate, as the case may be, on the record books of the Transfer Agent and the Corporation, the Class C Stockholder or its Affiliate, as the case may be, shall be deemed to be the owner of all such stock of the Corporation from and after the Purchase Date and shall have all rights as the owner of such stock of the Corporation.

ARTICLE X

RESTRICTIONS ON OWNERSHIP OF CLASS C COMMON STOCK

Section 10.01 Restrictions on Ownership of Class C Common Stock.

Upon the approval by the stockholders holding at least 66 2/3% of the voting power of the Outstanding shares of Class A Common Stock and Class B Common Stock (including Outstanding shares of Class A Common Stock and Class B Common Stock held by the Class C Stockholder and its Affiliates (other than the Corporation and its Subsidiaries)), voting together as a single class, the Class C Stockholder shall be required to transfer its shares of Class C Common Stock to a successor Class C Stockholder designated by the stockholders of the Corporation holding a majority of the voting power of Outstanding shares of Class A Common Stock and Class B Common Stock (including Outstanding shares of Class A Common Stock and Class B Common Stock held by the Class C Stockholder and its Affiliates (other than the Corporation and its Subsidiaries)), voting together as a single class (such designated successor, a “Successor Class C Stockholder”), upon the terms and conditions set forth in this Article X (the “Class C Stockholder Removal”). Upon the effectiveness of the Class C Stockholder Removal, the Class C Stockholder shall, to the fullest extent permitted by applicable law, automatically be removed as general partner or managing member, to the extent applicable, of the other Group Members of which the Class C Stockholder is a general partner or a managing member. Any Successor Class C Stockholder who acquires shares of Class C Common Stock in accordance with the terms of this Section 10.01, shall automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the Class C Stockholder is a general partner or a managing member, and is hereby authorized to, and shall, continue the business of the other Group Members without dissolution. The right of the stockholders of the Corporation to cause the effectiveness of the Class C Stockholder Removal shall not exist or be exercised unless the Corporation has received an opinion (following the selection of the Successor Class C Stockholder) that the Class C Stockholder Removal would not result in the loss of the limited liability of any stockholder of the Corporation or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not previously treated as such). The Class C Stockholder, by acceptance of shares of Class C Common Stock, agrees to be bound by the terms and provisions of this Certificate of Incorporation and any Successor Class C Stockholder selected in accordance with the terms of this Section 10.01 shall agree to assume the rights and duties of the Class C Stockholder under this Certificate of Incorporation and to be bound by the provisions of this Certificate of Incorporation.

Section 10.02 Combined Interest.

(a) In the event the Class C Stockholder Removal is approved in accordance with the terms of Section 10.01 where Cause does not exist, the Class C Stockholder shall have the option exercisable prior to the effective date of the Class C Stockholder Removal to require its successor to purchase (x) its shares of the Class C Common Stock and (y) its general partner interest (or equivalent interest), if any, in the other Group Members ((x) and (y) collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of the Class C Stockholder Removal. If the Class C Stockholder Removal is approved under circumstances where Cause exists and if the Successor Class C Stockholder is elected in accordance with the terms of Section 10.01, such successor shall have the option, exercisable prior to the effective date of the Class C Stockholder Removal, to purchase the Combined Interest of the Class C Stockholder for such fair market value of such Combined Interest of the Class C Stockholder. In either event, the Class C Stockholder shall be entitled to receive all reimbursements due such departing Class C Stockholder pursuant to Section 16.03(d), including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Class C Stockholder or its Affiliates (excluding any Group Member) for the benefit of the Corporation or the other Group Members.

For purposes of this Section 10.02(a), the fair market value of a Class C Stockholder’s Combined Interest shall be determined by agreement between the Class C Stockholder and the Successor Class C Stockholder or, failing agreement within 30 days after the effective date of the Class C Stockholder Removal, by an independent investment banking firm or other independent expert selected by the Class C Stockholder and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of the Class C Stockholder Removal, then the Class C Stockholder shall designate an independent investment banking firm or other independent expert, the Successor Class C Stockholder shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Class C Stockholder. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of shares of stock on any National Securities Exchange on which shares of Class A Common Stock are then listed, the value of the Corporation’s assets, the rights and obligations of the Class C Stockholder and other factors it may deem relevant.

(b) If the Combined Interest is not purchased in the manner set forth in Section 10.02(a), the Corporation shall, in consideration of, among other things, the corporate benefits received by the Corporation, which consideration shall be at least equal to the aggregate par value of the shares of Class A Common Stock to be issued pursuant to this Section 10.02(a), issue to the Class C Stockholder (or its transferee) shares of Class A Common Stock having a value equal to the Combined Interest determined pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 10.02(a), without reduction in such shares of Class C Common Stock (but subject to proportionate dilution by reason of the Successor Class C Stockholder).

ARTICLE XI

AMENDMENT OF CERTIFICATE OF INCORPORATION

Section 11.01 Amendments to be Approved by the Class C Stockholder. Notwithstanding anything to the contrary set forth herein (other than Section 4.02), and except as otherwise expressly provided by applicable law, the Class C Stockholder shall have the sole right to vote on any amendment to this Certificate of Incorporation proposed by the Board of Directors that:

(a) is a change in the name of the Corporation, the registered agent of the Corporation or the registered office of the Corporation;

(b) the Board of Directors has determined to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation;

(c) the Board of Directors has determined (i) does not adversely affect the stockholders (other than the Class C Stockholder) considered as a whole (including any particular class or series of stock of the Corporation as compared to other classes or series of stock of the Corporation, treating the Class A Common Stock as a separate class for this purpose) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any U.S. federal or state or non-U.S. agency or judicial authority or contained in any U.S. federal or state or non-U.S. statute (including the DGCL) or (B) facilitate the trading of the stock of the Corporation (including the division of any class or classes of Outstanding stock of the Corporation into different classes to facilitate uniformity of tax consequences within such classes of stock of the Corporation) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the stock of the Corporation is or will be listed, (iii) to be necessary or appropriate in connection with action taken pursuant to Section 4.03, or (iv) is required to effect the intent of the provisions of this Certificate of Incorporation or is otherwise contemplated by this Certificate of Incorporation;

(d) is a change in the Fiscal Year or taxable year of the Corporation and any other changes that the Board of Directors has determined to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Corporation including, if the Board of Directors has so determined, subject to any certificate of designation relating to any series of Preferred Stock, the dates on which dividends are to be made by the Corporation;

(e) is necessary, in the Opinion of Counsel, to prevent the Corporation or its directors, officers, trustees or agents from having a material risk of being in any manner subjected to the provisions of the U.S. Investment Company Act of 1940, as amended, the U.S. Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(f) the Board of Directors has determined to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of stock of the Corporation or options, rights, warrants or appreciation rights relating to stock of the Corporation;

(g) is expressly permitted in this Certificate of Incorporation to be voted on solely by the Class C Stockholder;

(h) is effected, necessitated or contemplated by a Merger Agreement permitted by Article VIII;

(i) the Board of Directors has determined to be necessary or appropriate to reflect and account for the formation by the Corporation of, or investment by the Corporation in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Corporation of activities permitted by the terms of Article III;

(j) is effected, necessitated or contemplated by an amendment to any Blackstone Holdings Partnership Agreement that requires unitholders of any Blackstone Holdings Partnership to provide a statement, certification or other proof of evidence to the Blackstone Holdings Partnerships regarding whether such unitholder is subject to U.S. federal income taxation on the income generated by the Blackstone Holdings Partnerships;

(k) reflects a merger or conveyance pursuant to Section 8.03(d); or

(l) is substantially similar to the foregoing.

The Class C Stockholder shall have no duty or obligation to consent to any amendment to this Certificate of Incorporation and may decline to do so in its sole and absolute discretion, and in declining to consent to an amendment to the fullest extent permitted by law, shall not be required to act in good faith or pursuant to any other standard imposed by this Certificate of Incorporation, any other agreement contemplated hereby or under the DGCL or any other law, rule or regulation or at equity.

Section 11.02 Amendment Requirements .

(a) Except as provided in Article IV, Section 11.01 and subsections (b) through (f) of this Section 11.02, any proposed amendment to this Certificate of Incorporation shall require the approval of the Class C Stockholder and the approval of the holders of a majority of the voting power of the Outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, unless a greater or different percentage is required under the DGCL or this Certificate of Incorporation. Each proposed amendment that requires the approval of the holders of a specified percentage of the voting power of the Outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the Board of Directors shall seek the written approval of the requisite percentage of the voting power of the Outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, or call a meeting of the holders of Class A Common Stock and Class B Common Stock to consider and vote on such proposed amendment, in each case, in accordance with the provisions of this Certificate of Incorporation and the DGCL. The Corporation shall notify all Record Holders upon final adoption of any such proposed amendments.

(b) Notwithstanding the provisions of Sections 11.01 and 11.02(a) and Article XII, no amendment to this Certificate of Incorporation or the Bylaws may (i) enlarge the obligations of any stockholder without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 11.02(c), or (ii) enlarge the obligations of, restrict in any way any action by or rights (including, but not limited to, voting power) of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to the Class C Stockholder or any of its Affiliates without the Class C Stockholder’s consent, which consent may be given or withheld in its sole discretion.

(c) Except as provided in Sections 8.03 and 11.01, any amendment that would have a material adverse effect on the rights or preferences of any class of stock of the Corporation in relation to other classes of stock of the Corporation must be approved by the holders of not less than a majority of the Outstanding stock of the class affected.

(d) Notwithstanding any other provision of this Certificate of Incorporation, except for amendments adopted pursuant to Section 11.01 and except as otherwise provided by Article VIII, in addition to any other approval required by this Certificate of Incorporation no amendment shall become effective without the affirmative vote or consent of stockholders holding at least 90% of the voting power of the Outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, unless the Corporation obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any stockholder under the DGCL.

(e) Except as provided in Section 11.01, subsections (b) through (f) of this Section 11.02 shall only be amended with the affirmative vote or consent of the stockholders holding at least 90% of the voting power of the Outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class.

(f) Notwithstanding the provisions of Sections 11.01 and 11.02(a), no provision of this Certificate of Incorporation that requires the vote of stockholders holding a percentage of the voting power of Outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class (including Outstanding shares of Class A Common Stock and Class B Common Stock owned by the Class C Stockholder and its Affiliates (other than the Corporation and its Subsidiaries)) to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of stockholders whose aggregate Outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, constitutes not less than the voting or consent requirement sought to be reduced.

ARTICLE XII

BYLAWS

Section 12.01 Amendments . In furtherance and not in limitation of the powers conferred by the DGCL, except as expressly provided in this Certificate of Incorporation or the Bylaws, the Board of Directors is expressly authorized to adopt, amend and repeal, in whole or in part, the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the DGCL or this Certificate of Incorporation.

Section 12.02 Amendments to be Approved by the Class C Stockholder. In addition to any vote or consent required by this Certificate of Incorporation or the Bylaws or the DGCL, the amendment or repeal, in whole or in part, of Sections 2.03, 3.02 through 3.11, Article IV and Article VIII of the Bylaws, or the adoption of any provision inconsistent therewith, shall require the prior approval of the Class C Stockholder.

ARTICLE XIII

OFFICERS

Section 13.01 Appointment, Selection and Designation of Chief Executive Officers. The officers of the Corporation shall include one or more Chief Executive Officers, each of whom shall be appointed by the Class C Stockholder and shall hold office for such term as shall be determined by the Class C Stockholder or until his or her earlier death, resignation, retirement, disqualification or removal. Any other officer of the Corporation shall be selected and designated pursuant to the Bylaws.

Section 13.02 Vacancies. Any vacancies occurring in any office of the Chief Executive Officer shall be filled by the Class C Stockholder in the same manner as such officers are appointed pursuant to Section 13.01. Any vacancies occurring in any other offices shall be filled pursuant to the Bylaws.

Section 13.03 Removal. An officer of the Corporation may be removed from office with or without cause at any time by the Board of Directors (and, in the case of any Chief Executive Officer or Co-Chief Executive Officer, only with the consent of the Class C Stockholder).

ARTICLE XIV

OUTSIDE ACTIVITIES

Section 14.01 Outside Activities.

(a) The Class C Stockholder, for so long as it owns Class C Common Stock, (i) agrees that its sole business will be to act as the Class C Stockholder and as a general partner or managing member of any partnership or limited liability company of which the Corporation is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as the Class C Stockholder and as a general partner or managing member of one or more Group Members or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member.

(b) Except insofar as the Class C Stockholder is specifically restricted by Section 14.01(a) and except with respect to any corporate opportunity expressly offered to any Indemnitee solely through their service to the Corporate Group, to the fullest extent permitted by the DGCL, each Indemnitee shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a violation of this Certificate of Incorporation or any duty otherwise existing at law, in equity or otherwise to any Group Member or any stockholder of the Corporation. Subject to the immediately preceding sentence, no Group Member or any stockholder of the Corporation shall have any rights by virtue of this Certificate of Incorporation, the DGCL or otherwise in any business ventures of any Indemnitee, and the Corporation hereby waives and renounces any interest or expectancy therein.

Section 14.02 Approval and Waiver. Subject to the terms of Section 14.01, but otherwise notwithstanding anything to the contrary in this Certificate of Incorporation, (i) the engaging in competitive activities by any Indemnitee (other than the Class C Stockholder) in accordance with the provisions of this Article XIV is hereby deemed approved by the Corporation and all stockholders, (ii) it shall be deemed not to be a breach of the Class C Stockholder’s or any other Indemnitee’s duties or any other obligation of any type whatsoever of the Class C Stockholder or any other Indemnitee for the Indemnitee (other than the Class C Stockholder) to engage in such business interests and activities in preference to or to the exclusion of any Group Member, (iii) the Class C Stockholder and the other Indemnitees shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise to present business opportunities to any Group Member and (iv) the Corporation hereby waives and renounces any interest or expectancy in such activities such that the doctrine of “corporate opportunity” or other analogous doctrine shall not apply to any such Indemnitee.

Section 14.03 Acquisition of Stock. The Class C Stockholder and any of its Affiliates may acquire stock of the Corporation or options, rights, warrants or appreciation rights relating to stock of the Corporation and, except as otherwise expressly provided in this Certificate of Incorporation, shall be entitled to exercise all rights of a stockholder of the Corporation relating to such stock or options, rights, warrants or appreciation rights relating to stock of the Corporation.

ARTICLE XV

BUSINESS COMBINATIONS

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE XVI

INDEMNIFICATION, LIABILITY OF INDEMNITEES

Section 16.01 Indemnification.

(a) To the fullest extent permitted by law (including, if and to the extent applicable, Section 145 of the DGCL), but subject to the limitations expressly provided for in this Section 16.01, all Indemnitees shall be indemnified and held harmless by the Corporation from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee whether arising from acts or omissions to act occurring before or after the date of this Certificate of Incorporation, if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any alleged conduct resulting in a criminal proceeding against the Indemnitee, such person had no reasonable cause to believe that such person’s conduct was unlawful. Notwithstanding the preceding sentence, except as otherwise provided in Section 16.01(j), the Corporation shall be required to indemnify a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the Board of Directors.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 16.01(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Corporation prior to a final and non-appealable determination that the Indemnitee is not entitled to be indemnified upon (i) receipt by the Corporation of an undertaking by or on behalf of the Indemnitee to repay such amount if it ultimately shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 16.01 and (ii) to the extent determined by the Board of Directors in its sole discretion to be necessary or advisable, receipt by the Corporation of security or other assurances satisfactory to the Board of Directors in its sole discretion that the Indemnitee will be able to repay such amount if it ultimately shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 16.01. Notwithstanding the preceding sentence, except as otherwise provided in Section 16.01(j), the Corporation shall be required to advance expenses of a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the Board of Directors in its sole discretion.

(c) The indemnification provided by this Section 16.01 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, entitled to vote on such matter, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity.

(d) The Corporation may purchase and maintain (or reimburse the Class C Stockholder or its Affiliates for the cost of) insurance, on behalf of the Indemnitees and such other Persons as the Board of Directors shall determine in its sole discretion, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Corporation’s activities or such Person’s activities on behalf of the Corporation, regardless of whether the Corporation would have the power to indemnify such Person against such liability under the provisions of this Certificate of Incorporation.

(e) For purposes of this Section 16.01, (i) the Corporation shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Corporation also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; (ii) excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 16.01(a); and (iii) any action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Corporation.

(f) Any indemnification pursuant to this Section 16.01 shall be made only out of the assets of the Corporation, it being agreed that the Class C Stockholder shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Corporation to enable it to effectuate such indemnification. In no event may an Indemnitee subject any other stockholders of the Corporation to personal liability by reason of the indemnification provisions set forth in this Certificate of Incorporation.

(g) To the fullest extent permitted by law, an Indemnitee shall not be denied indemnification in whole or in part under this Section 16.01 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Certificate of Incorporation.

(h) The provisions of this Section 16.01 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 16.01 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Corporation, nor the obligations of the Corporation to indemnify any such Indemnitee under and in accordance with the provisions of this Section 16.01 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(j) If a claim for indemnification (following the final disposition of the action, suit or proceeding for which indemnification is being sought) or advancement of expenses under this Section 16.01 is not paid in full within 30 days after a written claim therefor by any Indemnitee has been received by the Corporation, such Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expenses of prosecuting such claim, including reasonable attorneys’ fees. In any such action the Corporation shall have the burden of proving that such Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law.

(k) This Section 16.01 shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, Persons other than Indemnitees.

Section 16.02 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Certificate of Incorporation (but without limitation of any other provision of this Certificate of Incorporation providing for the limitation or elimination of liability of any Person), to the extent and in the manner permitted by the DGCL, no Indemnitee shall be liable to the Corporation, the stockholders of the Corporation or any other Persons who have acquired interests in stock of the Corporation, for any losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising as a result of any act or omission of an Indemnitee, or for any breach of contract (including a violation of this Certificate of Incorporation) or any breach of duties (including breach of fiduciary duties) whether arising hereunder, at law, in equity or otherwise, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud or willful misconduct.

(b) Any amendment, modification or repeal of this Section 16.02 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 16.02 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, and provided such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.

(c) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 16.03 Other Matters Concerning the Class C Stockholder.

(a) To the fullest extent permitted by law, stockholders of the Corporation expressly acknowledge that the Class C Stockholder is under no obligation to consider the separate interests of the other stockholders of the Corporation (including, without limitation, the tax consequences to such stockholders) in deciding whether to cause the Corporation to take (or decline to take) any action, and that, to the fullest extent permitted by law, the Class C Stockholder shall not be liable to the other stockholders of the Corporation for monetary damages for losses sustained, liabilities incurred or benefits not derived by such stockholders in connection with such decisions.

(b) To the fullest extent permitted by law, the Class C Stockholder may exercise any of the powers granted to it by this Certificate of Incorporation and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the Class C Stockholder shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the Class C Stockholder in good faith.

(c) To the fullest extent permitted by law, the Class C Stockholder may (i) rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties and (ii) consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and, to the fullest extent permitted by law, any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the Class C Stockholder reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

(d) The Class C Stockholder shall be reimbursed on a monthly basis, or such other reasonable basis as the Class C Stockholder may determine, in its sole discretion, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Corporate Group (including salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the Class C Stockholder to perform services for the Corporate Group or for the Class C Stockholder in the discharge of its duties to the Corporate Group), and (ii) all other expenses allocable to the Corporate Group or otherwise incurred by the Class C Stockholder in connection with operating the Corporate Group’s business (including expenses allocated to the Class C Stockholder by its Affiliates). The Class C Stockholder in its sole discretion shall determine the expenses that are allocable to the Corporate Group. Reimbursements pursuant to this Section 16.03 shall be in addition to any reimbursement to the Class C Stockholder as a result of indemnification pursuant to Section 16.01.

ARTICLE XVII

MEETINGS OF STOCKHOLDERS, ACTION WITHOUT A MEETING

Section 17.01 Special Meetings. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of (i) the Board of Directors, (ii) the Class C Stockholder or (iii) if at any time stockholders of the Corporation other than the Class C Stockholder are entitled under applicable law or this Certificate of Incorporation to vote on the specific matters proposed to be brought before a special meeting, stockholders of the Corporation owning 50% or more of the voting power of the Outstanding stock of the Corporation of the class or classes for which a meeting is proposed and relating to such matters for which such class or classes are entitled to vote at such meeting. For the avoidance of doubt, the Class A Common Stock and Class B Common Stock shall not constitute separate classes for this purpose. Stockholders of the Corporation shall call a special meeting by delivering to the Board of Directors one or more requests in writing stating that the signing stockholders wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from stockholders or within such greater time as may be reasonably necessary for the Corporation to comply with any statutes, rules, regulations, listing, agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, notice of such meeting shall be given in accordance with the DGCL. A special meeting shall be held at a time and place determined by the Board of Directors in its sole discretion on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting.

Section 17.02 Adjournment. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 30 days. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new Record Date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the Record Date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the Record Date so fixed for notice of such adjourned meeting.

Section 17.03 Quorum. The stockholders of the Corporation holding a majority of the voting power of the Outstanding stock of the class or classes entitled to vote at a meeting (including stock of the Corporation deemed owned by the Class C Stockholder) represented in person or by proxy shall constitute a quorum at a meeting of stockholders of such class or classes unless any such action by the stockholders of the Corporation requires approval by stockholders holding a greater percentage of the voting power of such stock, in which case the quorum shall be such greater percentage. For the avoidance of doubt, the Class A Common Stock and the Class B Common Stock shall not constitute separate classes for this purpose except as otherwise required by applicable law. At any meeting of the stockholders of the Corporation duly called and held in accordance with this Certificate of Incorporation at which a quorum is present, the act of stockholders holding Outstanding stock of the Corporation that in the aggregate represents a majority of the voting power of the Outstanding stock entitled to vote at such meeting shall be deemed to constitute the act of all stockholders, unless a greater or different percentage is required with respect to such action under this Certificate of Incorporation or the DGCL, in which case the act of the stockholders holding Outstanding stock that in the aggregate represents at least such greater or different percentage of the voting power shall be required. The stockholders present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of the voting power of Outstanding stock of the Corporation specified in this Certificate of Incorporation (including Outstanding stock of the Corporation deemed owned by the Class C Stockholder). In the absence of a quorum, any meeting of stockholders may be adjourned from time to time by the affirmative vote of stockholders holding at least a majority of the voting power of the Outstanding stock of the Corporation entitled to vote at such meeting (including Outstanding stock of the Corporation owned or deemed owned by the Class C Stockholder) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 17.02.

Section 17.04 Conduct of a Meeting. To the fullest extent permitted by law, the Board of Directors shall have full power and authority concerning the manner of conducting any meeting of the stockholders of the Corporation or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 17.01, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The Board of Directors shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Corporation. The Board of Directors may make such other regulations consistent with applicable law and this Certificate of Incorporation as it may deem necessary or advisable concerning the conduct of any meeting of the stockholders or solicitation of stockholder action by written consent in lieu of a meeting, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of ballots, proxies and written consents. Unless the Bylaws provide otherwise, elections of directors need not be by written ballot.

Section 17.05 Action Without a Meeting. Except as otherwise provided in this Certificate of Incorporation, including any certificate of designation relating to any series of Preferred Stock, any action required or permitted to be taken by the stockholders (other than the Class C Stockholder) may only be taken at a meeting of stockholders and may not be taken by written consent. Notwithstanding the foregoing, if consented to by the Class C Stockholder, any action that may be taken at a meeting of the stockholders entitled to vote may be taken without a meeting, without a vote and without prior notice, if a consent or consents in writing setting forth the action so taken are signed by stockholders owning not less than the minimum percentage of the voting power of the Outstanding stock of the Corporation (including stock of the Corporation deemed owned by the Class C Stockholder) that would be necessary to authorize or take such action at a meeting at which all the stockholders entitled to vote were present and voted and such consent or consents are delivered in the manner contemplated by Section 228 of the DGCL (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the stock of the Corporation or a class thereof are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the stockholders of the Corporation entitled thereto pursuant to the DGCL.

ARTICLE XVIII

BOOKS, RECORDS, ACCOUNTING

Section 18.01 Records and Accounting. The Corporation shall keep or cause to be kept at the principal office of the Corporation or any other place designated by the Board of Directors appropriate books and records with respect to the Corporation’s business. Any books and records maintained by or on behalf of the Corporation in the regular course of its business, including the record of the Record Holders of stock of the Corporation or options, rights, warrants or appreciation rights relating to stock of the Corporation, books of account and records of Corporation proceedings, may be kept on, or by means of, or be in the form of, any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The books of the Corporation shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

Section 18.02 Fiscal Year. The fiscal year of the Corporation (each, a “Fiscal Year”) shall be a year ending December 31. The Board of Directors, subject to the approval of the Class C Stockholder in accordance with Section 11.01(d), may change the Fiscal Year of the Corporation at any time and from time to time in each case as may be required or permitted under the Code or applicable United States Treasury Regulations and shall notify the stockholders of such change in the next regular communication to stockholders.

Section 18.03 Reports.

(a) As soon as practicable, but in no event later than 120 days after the close of each Fiscal Year, the Corporation shall make available to each Record Holder of a share of stock of the Corporation as of a date selected by the Board of Directors in its sole discretion, an annual report containing financial statements of the Corporation for such Fiscal Year, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Corporate equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the Board of Directors.

(b) As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each Fiscal Year, the Corporation shall make available to each Record Holder of a share of stock of the Corporation, as of a date selected by the Board of Directors in its sole discretion, a report containing unaudited financial statements of the Corporation and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the stock of the Corporation is listed for trading, or as the Board of Directors determines to be necessary or appropriate.

(c) The Corporation shall be deemed to have made a report available to each Record Holder as required by this Section 17.03 if it has either (i) filed such report with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such report is publicly available on such system or (ii) made such report available on any publicly available website maintained by the Corporation.

ARTICLE XIX

NOTICE AND WAIVER OF NOTICE

Section 19.01 Notice.

(a) Any notice, demand, request, report or proxy materials required or permitted to be given or made to a stockholder pursuant to this Certificate of Incorporation shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the stockholder at the address described below.

(b) Except as otherwise provided by law, any notice, payment or report to be given or made to a stockholder hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, or upon sending of such notice, payment or report to the Record Holder of such shares of stock of the Corporation at his or her address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Corporation, regardless of any claim of any Person who may have an interest in such shares by reason of any assignment or otherwise.

(c) Notwithstanding the foregoing, if (i) a stockholder shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made in accordance with Section 232 of the DGCL, as applicable, or otherwise when delivered or made available via such mode of delivery.

(d) An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 19.01 executed by the Corporation, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. Any notice to the Corporation shall be deemed given if received in writing by the Corporation at its principal office. To the fullest extent permitted by the DGCL, the Corporation may rely and shall be protected in relying on any notice or other document from a stockholder if believed by it to be genuine.

Section 19.02 Waiver of Notice. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such Person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such Person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting (in Person or by remote communication) shall constitute waiver of notice except attendance for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE XX

DEFINITIONS

Section 20.01 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Certificate of Incorporation:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“beneficial owner” has the meaning assigned to such term in Rules 13d-3 and 13d-5 under the Exchange Act (and “beneficially own” and “beneficial ownership” shall each have a correlative meaning).

“Blackstone Holdings AI” means Blackstone Holdings AI L.P., a Delaware limited partnership, and any successors thereto.

“Blackstone Holdings I” means Blackstone Holdings I L.P., a Delaware limited partnership, and any successors thereto.

“Blackstone Holdings II” means Blackstone Holdings II L.P., a Delaware limited partnership, and any successors thereto.

“Blackstone Holdings III” means Blackstone Holdings III L.P., a Québec société en commandite, and any successors thereto.

“Blackstone Holdings IV” means Blackstone Holdings IV L.P., a Québec société en commandite, and any successors thereto.

“Blackstone Holdings Group” means, collectively, the Blackstone Holdings Partnerships and their respective Subsidiaries.

“Blackstone Holdings Partnership Agreements” means, collectively, the Amended and Restated Limited Partnership Agreement of Blackstone Holdings I, the Amended and Restated Limited Partnership Agreement of Blackstone Holdings AI, the Amended and Restated Limited Partnership Agreement of Blackstone Holdings II, the Amended and Restated Limited Partnership Agreement of Blackstone Holdings III and the Amended and Restated Limited Partnership Agreement of Blackstone Holdings IV, as they may each be amended, supplemented or restated from time to time.

“Blackstone Holdings Partnership Unit” means, collectively, one partnership unit in each of Blackstone Holdings I, Blackstone Holdings AI, Blackstone Holdings II, Blackstone Holdings III and Blackstone Holdings IV issued under their respective Blackstone Holdings Partnership Agreement.

“Blackstone Holdings Partnerships” means, collectively, Blackstone Holdings I, Blackstone Holdings AI, Blackstone Holdings II, Blackstone Holdings III and Blackstone Holdings IV.

“Blackstone Holdings Limited Partner” means each Person that becomes a limited partner of the Blackstone Holdings Partnerships pursuant to the terms of the Blackstone Holdings Partnership Agreements.

“Blackstone Partners” means Blackstone Partners L.L.C., a Delaware limited liability company, and any successors thereto.

“Blackstone Partners Cessation Date” has the meaning assigned to such term in Section 5.05.

“Board of Directors” means the Board of Directors of the Corporation.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Bylaws” means the bylaws of the Corporation as in effect from time to time.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the Class C Stockholder liable for actual fraud or willful misconduct in its capacity as a stockholder of the Corporation.

“Certificate” means a certificate issued in global form in accordance with the rules and regulations of the Depositary or in such other form as may be adopted by the Board of Directors, issued by the Corporation evidencing ownership of one or more shares of Class A Common Stock or a certificate, in such form as may be adopted by the Board of Directors, issued by the Corporation evidencing ownership of one or more other classes of stock of the Corporation.

“Class A Common Stock” has the meaning assigned to such term in Section 4.01(a)(i).

“Class B Common Stock” has the meaning assigned to such term in Section 4.01(a)(ii).

“Class C Common Stock” has the meaning assigned to such term in Section 4.01(a)(iii).

“Class C Stockholder” means Blackstone Group Management L.L.C. and any successor or permitted assign that owns the Class C Common Stock at the applicable time.

“Closing Price” has the meaning assigned to such term in Section 9.01(a).

“Code” means the United States Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” has the meaning assigned to such term in Section 4.01(a)(iii).

“Common Unit” means a Limited Partner Interest representing a fractional part of the partnership interests of all limited partners of the Partnership having the rights and obligations specified with respect to Common Units in the Partnership Agreement.

“Conversion” has the meaning assigned to such term in Article III.

“Corporate Group” means the Corporation and its Subsidiaries treated as a single consolidated entity.

“Corporation” has the meaning assigned to such term in Article I.

“Current Market Price” has the meaning assigned to such term in Section 9.01(a).

“Depositary” means, with respect to any shares of stock issued in global form, The Depository Trust Company and its successors and permitted assigns.

“DGCL” means the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time.

“Dissolution Event” means an event giving rise to the dissolution, liquidation or winding up of the Corporation.

“Effective Time” means 12:01 a.m. (Eastern Time) on July 1, 2019.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Exchange Agreement” means one or more exchange agreements providing for the exchange of Blackstone Holdings Partnership Units or other securities issued by members of the Blackstone Holdings Group for Class A Common Stock.

“Fiscal Year” has the meaning assigned to such term in Section 18.02.

“Former General Partner” means Blackstone Group Management L.L.C. in its capacity as the former general partner of the Partnership.

“General Partner Interest” means the management and ownership interest of the Former General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), which is evidenced by General Partner Units, and includes any and all benefits to which the Former General Partner is entitled as provided in the Partnership Agreement, together with all obligations of the Former General Partner to comply with the terms and provisions of the Partnership Agreement.

“General Partner Unit” means a fractional part of the General Partner Interest having the rights and obligations specified with respect to the General Partner Interest.

“Group” means a Person that with or through any of its Affiliates or Associates has any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting, exercising investment power or disposing of any stock of the Corporation with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, stock of the Corporation.

“Group Member” means a member of the Corporate Group.

“Indemnitee” means, to the fullest extent permitted by the DGCL, (a) the Class C Stockholder, (b) the Former General Partner, (c) any Person who is or was a controlling Affiliate of the Class C Stockholder or the Former General Partner, (d) any Person who is or was a director or an officer of the Corporation, the Class C Stockholder or the Former General Partner, (e) any Person in clause (d) who is or was serving at the request of the Corporation, the Class C Stockholder or the Former General Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services and (f) any Person the Corporation in its sole discretion designates as an “Indemnitee” as permitted by applicable law. Any reference to an officer of the Corporation, the Class C Stockholder or the Former General Partner in this definition shall be deemed to refer exclusively to the Chief Executive Officer, President, Chief Operating Officer, Executive Vice Chairman, Chief Financial Officer, Chief Legal Officer, Secretary or any other officer of the Corporation appointed pursuant to Article XIII or the Bylaws or, with respect to the Class C Stockholder or the Former General Partner, appointed pursuant to the equivalent organizational documents of the Class C Stockholder or the Former General Partner. The fact that any person who is or was an employee of the Corporation, the Class C Stockholder or the Former General Partner, but not an officer thereof as described in the preceding sentence, has been given or has used any title that could be construed to suggest or imply that such person is or may be an officer of the Corporation, the Class C Stockholder or the Former General Partner shall not result in such person being constituted as, or being deemed to be, such an officer of the Corporation, the Class C Stockholder or the Former General Partner for purposes of Article XVI.

“Limited Partner Interest” means the ownership interest of a limited partner of the Partnership in the Partnership, which may be evidenced by Common Units, Special Voting Units or any other equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation, Common Units and Special Voting Units, or a combination thereof or interest therein, and includes any and all benefits to which such limited partner of the Partnership is entitled as provided in the Partnership Agreement.

“Merger Agreement” has the meaning assigned to such term in Section 8.01.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act or any successor thereto and any other securities exchange (whether or not registered with the Commission under Section 6(a) of the Exchange Act) that the Board of Directors shall designate as a National Securities Exchange for purposes of this Certificate of Incorporation and the Bylaws.

“Notice of Election to Purchase” has the meaning assigned to such term in Section 9.01(b).

“Opinion of Counsel” means a written opinion of counsel acceptable to the Board of Directors.

“Original Class B Stockholder” means Blackstone Partners, so long as it is a Record Holder of Class B Common Stock.

“Outstanding” means, with respect to stock of the Corporation (other than Class C Common Stock), all shares of such stock that are issued by the Corporation and reflected as outstanding on the Corporation’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the Class C Stockholder or its Affiliates) beneficially owns 20% or more of Outstanding Class A Common Stock, all Class A Common Stock owned by such Person or Group shall not be entitled to be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of stockholders of the Corporation to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Certificate of Incorporation (such shares of Class A Common Stock shall not, however, be treated as a separate class of stock for purposes of this Certificate of Incorporation); provided further, that the foregoing limitation shall not apply (i) to any Person or Group who acquired 20% or more of any shares of Outstanding Class A Common Stock directly from the Class C Stockholder or its Affiliates, (ii) to any Person or Group who acquired 20% or more of any shares of Outstanding Class A Common Stock directly or indirectly from a Person or Group described in clause (i) provided that the Board of Directors shall have notified such Person or Group in writing that such limitation shall not apply or (iii) to any Person or Group who acquired 20% or more of any Class A Common Stock with the prior approval of the Board of Directors.

“Partnership” has the meaning assigned to such term in Article III.

“Partnership Agreement” means that certain Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of June 27, 2007, as amended.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association (including any group, organization, co-tenancy, plan, board, council or committee), government (including a country, state, county, or any other governmental or political subdivision, agency or instrumentality thereof) or other entity (or series thereof).

“Purchase Date” means the date determined by the Corporation as the date for purchase of all Outstanding stock of a certain class (other than shares owned by the Class C Stockholder and its Affiliates) pursuant to Article IX.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Corporation.

“Record Date” means the date established by the Board of Directors pursuant to the Bylaws.

“Record Holder” means the Person in whose name a share of Class A Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other shares of stock of the Corporation, the Person in whose name any such other share of stock of the Corporation is registered on the books, which the Corporation has caused to be kept as of the opening of business on such Business Day.

“Securities Act” means the U.S. Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Special Voting Unit” means a partnership interest of the Partnership having the rights and obligations specified with respect to Special Voting Units in the Partnership Agreement.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person or (d) any other Person the financial information of which is consolidated by such Person for financial reporting purposes under U.S. GAAP.

“Trading Day” has the meaning assigned to such term in Section 9.01(a).

“transfer”, when used in this Certificate of Incorporation with respect to shares of stock of the Corporation, has the meaning assigned to such term in Section 6.04(a).

“Transfer Agent” means such bank, trust company or other Person (including the Class C Stockholder or one of its Affiliates) as shall be appointed from time to time by the Board of Directors to act as registrar and transfer agent for the Class A Common Stock.

“U.S. GAAP” means U.S. generally accepted accounting principles consistently applied.

ARTICLE XXI

INCORPORATOR

The incorporator of the Corporation is Blackstone Group Management L.L.C., a Delaware limited liability company, whose mailing address is 345 Park Avenue, New York, New York 10154.

ARTICLE XXII

COMPENSATION COMMITTEE

A committee of the Board of Directors designated as the “Compensation Committee” is hereby created and vested with the full power and authority of the Board of Directors to fix, and establish policies for, the compensation of officers and employees of the Corporation and its Subsidiaries. The Compensation Committee shall initially consist of one member to be designated by the Class C Stockholder, which member shall initially be Stephen Schwarzman. Thereafter, the size and the composition of the Compensation Committee shall be as determined from time to time by the Class C Stockholder, who may remove any member of the Compensation Committee from the Compensation Committee and appoint any director to the Compensation Committee to fill any vacancy or newly created membership on the Compensation Committee. Without the prior consent of the Class C Stockholder, the Board of Directors shall not be entitled to (i) exercise the power and authority vested in the Compensation Committee pursuant to this Article XXII or otherwise delegated to the Compensation Committee by the Board of Directors from time to time, (ii) limit or restrict the power and authority vested in the Compensation Committee pursuant to this Article XXII or otherwise delegated to the Compensation Committee by the Board of Directors from time to time, or (iii) change the size or composition of the Compensation Committee.

ARTICLE XXIII

MISCELLANEOUS

Section 23.01 Invalidity of Provisions. If any provision of this Certificate of Incorporation is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 23.02 Construction; Section Headings. For purposes of this Certificate of Incorporation, unless the context otherwise requires, (i) references to “Articles”, “Sections” and “clauses” refer to articles, sections and clauses of this Certificate of Incorporation and (ii) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation. Section headings in this Certificate of Incorporation are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

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This Certificate of Incorporation shall become effective at 12:01 a.m. (Eastern Time) on July 1, 2019.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is its act and deed on this 28th day of June, 2019.

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley

Name:	John G. Finley
Title:	Chief Legal Officer

[Signature Page to Certificate of Incorporation]